Exhibit 10.17.3

EMPLOYEE PROTECTION AND NONCOMPETITION AGREEMENT AMENDMENT
THIS EMPLOYEE PROTECTION AND NONCOMPETITION AGREEMENT AMENDMENT (“Amendment”) is made and entered into as of December 8, 2017 (the “Amendment Date”), by and between VENTAS, INC., a Delaware corporation (the “Company”) and ROBERT F. PROBST, an employee of the Company (“Employee”), pursuant to the terms of the Employee Protection and Noncompetition Agreement by and between the Company and Employee, dated as of September 16, 2014 (the “Agreement”). Unless otherwise provided, capitalized terms in this Amendment have the meaning set forth in the Agreement.
The Agreement is hereby amended in the following manner.
1. Section 1(a) shall be deleted and replaced by the following:
“(a) Other than for Cause, or for Good Reason. If the Company shall terminate Executive’s employment other than for Cause or if Executive shall terminate Executive’s employment for Good Reason:
(i) The Company shall pay Executive within thirty (30) days of the Date of Termination (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to the sum of (A) Executive’s annual Base Salary and (B) the annual cash bonus Executive would receive for the year of termination assuming target individual and Company performance.”
2.     The existing Section 1(a)(i) shall be renumbered as Section 1(a)(ii).
3.     Section 2(a)(i) shall be deleted and replaced by the following:
“(i) The Company shall pay Executive within thirty (30) days of the Date of Termination (but not earlier than the date on which the Release becomes irrevocable) a lump sum payment equal to two times the sum of (A) Executive’s annual Base Salary, plus (B) the annual cash bonus Executive would receive for the year of termination assuming maximum individual and Company performance.”
4.     The first sentence of Section 3(b) shall be deleted and replaced by the following:
“Executive shall not during Executive’s employment with the Company and during the Restricted Period (as defined below), either directly or indirectly (through another business or person), engage in or facilitate any of the following activities anywhere in the United States:”
5.     The following sentence shall be added as a new paragraph immediately following Section 3(b)(iv):
“The ‘Restricted Period’ shall mean the one (1) year period following the termination of Executive’s employment with the Company for any reason; provided, however, that if the Executive’s employment terminates pursuant to Section 2(a) hereof, then the restrictions of Section 3(b)(iv) shall apply for the two (2) year period following the termination of Executive’s employment with the Company.”
6.     In all other respects, the Agreement, as amended hereby, shall continue in full force and effect.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed and consented to this Amendment on and as of the date first above written.

VENTAS, INC.

By:	/s/ T. Richard Riney
Title:	Executive Vice President, Chief Administrative Officer and General Counsel

/s/ Robert F. Probst __ Robert F. Probst